Exhibit 10.1

AGREEMENT

This AGREEMENT is made as of the 20th day of March, 2009 by and between Kindred Healthcare, Inc., a Delaware corporation (the “Company”) and Edward L. Kuntz (“Kuntz”) and is effective as of May 20, 2009 (the “Effective Date”), subject to Kuntz remaining an active employee of the Company through the Effective Date.

W I T N E S S E T H:

WHEREAS, Kuntz is serving as Executive Chairman of the Board and will continue to do so under his current arrangement with the Company through the Effective Date at which time the Company desires to continue the services of Kuntz in a role as Chairman of the Board pursuant to the terms of this Agreement; and

WHEREAS, the Executive Compensation Committee (the “Executive Compensation Committee”) of the Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its subsidiaries to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Kuntz agree as follows:

1. Employment as Chairman of the Board.

(a) Effective Date. The Company or one of its subsidiaries hereby agrees to employ Kuntz and Kuntz hereby agrees to be employed as Chairman of the Board of Directors (“Chairman”) effective on the Effective Date subject to the terms and conditions herein set forth. Kuntz shall serve as Chairman until the earlier of (i) the date Kuntz resigns from the Board, (ii) the date Kuntz’s service as Chairman is terminated as set forth in Section 2 of this Agreement, (iii) the conclusion of the first shareholders meeting at which the Board of Directors has not nominated Kuntz for election to the Board of Directors or (iv) the conclusion of the first shareholders meeting at which Kuntz fails to be elected to the Board of Directors by the Company’s shareholders.

(b) Duties. As Chairman, Kuntz shall perform the following duties: (i) coordinate all Board matters and committee activities and act as the principal liaison between the Board and senior management, (ii) provide information and guidance, based on his significant knowledge of, and experience in, the Company’s businesses, to the Board of Directors and Chief Executive Officer, and (iii) perform such other duties as may be requested by the Board from time to time.

(c) Extent of Services. Kuntz, subject to the Bylaws, Corporate Governance Guidelines and Code of Conduct of the Company and the direction and control of the Board, shall have the power and authority commensurate with his status as Chairman and necessary to perform his duties hereunder.

(d) Compensation. As compensation for services rendered as Chairman, Kuntz shall receive during his service as Chairman:

(i) A salary of $350,000 per year payable in equal installments in accordance with the Company’s normal payroll procedures.

(ii) A one-time lump sum cash payment of $422,000 payable on the Effective Date.

(e) Benefits. During Kuntz’s service as Chairman:

(i) Kuntz shall be entitled to participate in any and all welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

(ii) Kuntz may incur reasonable business expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Kuntz for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures, as may be in effect from time to time.

(iii) Kuntz will not be eligible to participate in any cash incentive plan of the Company. Kuntz will continue to vest in any equity awards outstanding as of the Effective Date in accordance with their original terms and conditions. In addition, Kuntz will continue to be eligible to participate in the Company’s equity incentive plan for employees, as may be in effect from time to time; provided that it is the intention of Kuntz and the Company that any awards that may be granted to Kuntz under such plan shall, to the extent permitted by applicable law and the terms and conditions of such plan, be substantially comparable to the awards granted to the Company’s non-employee directors under the Company’s equity plan for non-employee directors.

(iv) The Company shall provide Kuntz with an office in Houston, Texas and an administrative assistant substantially comparable to his existing office and administrative assistant being furnished as of the Effective Date.

2. Termination of Employment.

(a) Death or Disability. Kuntz’s employment with the Company shall terminate automatically upon Kuntz’s death. If the Board determines in good faith that the Disability of Kuntz has occurred (pursuant to the definition of Disability set forth below) it may give to Kuntz written notice of its intention to terminate Kuntz’s employment. In such event, Kuntz’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Kuntz (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Kuntz shall not have returned to performance of Kuntz’s duties. For purposes of this Agreement, “Disability” shall mean Kuntz’s absence from his full-time duties hereunder for a period of 90 days due to disability as defined in the long-term disability plan provided to Kuntz by the Company.

(b) Cause. The Company may terminate Kuntz’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean Kuntz’s (i) conviction of, guilty plea or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Kuntz of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to clause (ii) only if the Board adopts a resolution by a vote of at least majority of its members so finding after giving Kuntz and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than 30 days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Kuntz in good faith and in the best interests of the Company.

(c) Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Kuntz’s employment under the provision so indicated and (iii) specifies the intended termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(d) Date of Termination. “Date of Termination” means (i) if Kuntz’s employment is terminated by the Company for Cause the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, and (ii) if Kuntz’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Kuntz or the Disability Effective Date, as the case may be.

3. Other Obligations of the Company. Following any termination of Kuntz’s employment hereunder, the Company shall pay Kuntz his accrued wages through the Date of Termination and any vested amounts owed to Kuntz pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Section 3(d) hereof, Kuntz shall be entitled to the following additional benefits:

(a) Death or Disability; Cause. Except as provided in Section 3(b) hereof, Kuntz shall not be entitled to any additional benefits by reason of his death or Disability.

Kuntz shall not be entitled to any additional benefits, including benefits under Section 3(b) hereof, if his employment shall be terminated for Cause.

(b) Benefits After February 22, 2010.

(i) All outstanding unvested stock options, stock performance units and restricted stock awards held by Kuntz before the date of this Agreement shall immediately vest in full as of February 22, 2010 and Kuntz will have an additional one year following the date his employment with the Company is terminated for any reason in which to exercise such stock options; provided that in no event shall Kuntz be entitled to exercise any such option beyond the original expiration date of such option.

(ii) On the earlier of February 22, 2010 or the Date of Termination if Kuntz’s employment is terminated by reason of death or Disability (the “Benefit Date”), regardless of whether or not his service as Chairman has terminated for any reason other than Cause, Kuntz shall be entitled to the following benefits to the extent such benefits are not otherwise provided to Kuntz under this Agreement:

(A) For a period of three years following the Benefit Date (the “Benefit Continuation Period”), Kuntz shall be treated as an executive for all purposes under the Company’s (or its subsidiary’s) health insurance plan and dental insurance plan; or if Kuntz is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Kuntz shall be responsible for any employee contributions for such insurance coverage.

(B) Following the Benefit Date, Kuntz shall receive the computer which Kuntz is utilizing as of the Benefit Date. In addition, Kuntz shall be entitled to the furniture in Kuntz’s office. In addition, until December 31, 2012, the Company shall provide Kuntz with an office and administrative assistant, each substantially comparable to the office and administrative assistant that were furnished to Kuntz as of the Benefit Date.

(c) Death after Termination. In the event of the death of Kuntz during the period Kuntz is receiving payments or benefits pursuant to this Agreement, Kuntz’s designated beneficiary shall be entitled to receive the balance of such payments and benefits; or in the event of no designated beneficiary, the remaining payments shall be made to Kuntz’s estate.

(d) General Release and Waiver. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 3 are in consideration of Kuntz’s agreement to execute, within the 60 day period following the Date of Termination (the “Release Period”), an irrevocable general release of claims in a form satisfactory to the Company. Any payment or benefit pursuant to this Section 3 that otherwise would be paid or provided pursuant to this Section 3 during the Release Period shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(i), (ii) and (iii) of this Section 3 shall continue in effect during the Release Period; provided further that if such release is not executed and delivered within the Release Period, Kuntz shall reimburse the Company for the full cost of such benefits. Furthermore, in the event Kuntz does not execute and deliver the release contemplated by this Section 3(d) during the Release Period, Kuntz shall reimburse the Company for the full cost of any payment or benefit that was paid or provided to Kuntz pursuant to this Section 3 prior to the Date of Termination.

(e) Six Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if at the time of Kuntz’s separation from service Kuntz is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the payment payable pursuant to this Section 3 is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Kuntz would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Kuntz) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Kuntz’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Kuntz’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

4. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of Kuntz in connection therewith, including any litigation to enforce any arbitration award, if Kuntz prevails in any portion of the underlying dispute or controversy.

5. Successors.

(a) This Agreement is personal to Kuntz and without the prior written consent of the Company shall not be assignable by Kuntz otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Kuntz’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Kuntz’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. Other Severance Benefits. Kuntz hereby agrees that in consideration for the payments to be received under this Agreement, Kuntz waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment. In addition, Kuntz hereby agrees that the certain Change in Control Severance Agreement between the Company and Kuntz dated December 18, 2008 shall be null and void as of the Effective Date.

7. Withholding. All payments to be made to Kuntz hereunder will be subject to all applicable required withholding of taxes.

8. Non-solicitation. During his service as Chairman and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Kuntz shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Kuntz or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Kuntz will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Kuntz is in violation of any covenant contained herein, for any reason whatsoever.

9. No Mitigation. Kuntz shall have no duty to mitigate his damages by seeking other employment and, should Kuntz actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Kuntz or others.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Kuntz:

Edward L. Kuntz

680 South Fourth Street

Louisville, KY 40202

Facsimile: 502-596-4141

If to Company:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

Facsimile: 502-596-4075

11. Assignment to Subsidiary. The Company may assign its obligations under this Agreement to one or more of its subsidiaries but such assignment will not relieve the Company of its obligations and liabilities hereunder.

12. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

13. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements (including the Employment Agreement and Change-in-Control Severance Agreement each dated December 18, 2008 between the Company and Kuntz), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof, each of which shall terminate as of the Effective Date. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Kuntz and such officer of the Company specifically designated by the Board.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

15. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Kuntz to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Kuntz of the applicable provision; provided that nothing herein shall require the Company to provide Kuntz with any gross-up for any tax, interest or penalty incurred by Kuntz under Section 409A of the Code. It is intended that each installment, if any, of the payments and benefits, if any, provided to Kuntz under Section 3 hereof shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Kuntz shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to Kuntz shall in no event be paid later than the end of the calendar year next following the calendar year in which Kuntz incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz,
President and Chief Executive Officer

/s/ Edward L. Kuntz
EDWARD L. KUNTZ